Exhibit 4.3

Form F-4

EXECUTION COPY

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 5, 2003, among AT PLASTICS INC., an Ontario corporation (“AT Plastics”), ALBERTA AG - INDUSTRIES LTD., an Alberta corporation (“Alberta” and, together with AT Plastics, the “New Guarantors”), ACETEX CORPORATION,  an Alberta corporation (the “Company”), ACETEX L.L.C., a Delaware corporation (“Acetex L.L.C.”), ACETEX B.V., a Netherlands corporation (“Acetex B.V.”) and THE BANK OF NEW YORK, a New York banking corporation, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company, Acetex L.L.C. and Acetex B.V. have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of August 1, 2001, providing for the issuance of 10-7/8 Senior Notes due 2009 of the Company (the “Securities”), which have been guaranteed by Acetex L.L.C. and Acetex B.V. (the “Existing Guarantors”);

WHEREAS the Indenture provides that the Company may cause additional parties to execute and deliver to the Trustee a supplemental indenture pursuant to which those parties will guarantee all the Company’s obligations under the Securities and the Indenture; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

2.  Agreement to Guarantee.  The New Guarantors hereby guarantee, jointly and severally with all the Existing Guarantors, the Company’s obligations under the Securities on the same terms and subject to the same conditions as those set forth in Article 10 of the Indenture and agree to be bound by all the provisions of the Indenture and the Securities applicable to Subsidiary Guarantors.

3. When New Guarantors May Merge or Transfer Assets. (a) The Company shall not permit any of the New Guarantors to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person that is an Affiliate of the Company unless:

(i) the resulting, surviving or transferee Person (if not such New Guarantor) is a Person organized and existing under the laws of any member nation of the European Union or the laws of any political subdivision thereof or the federal laws of Canada or the laws of any province thereof or under the laws of the United States of America, or any State thereof or the District of Columbia, or the laws of the jurisdiction of organization of the predecessor entity and if such Person is a Subsidiary Guarantor or obligor on any Subsidiary Debt Securities such Person expressly assumes, by a guaranty agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty or Subsidiary Debt Securities;

(ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(iii) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the Indenture.

(b) Notwithstanding the foregoing, a New Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor.

(c) This paragraph 3 will be deemed to supplement the covenant contained in Article 5 of the Indenture and to be contained therein.

4. Consent to Jurisdiction and Service.  Each New Guarantor hereby appoints CT Corporation System, 1111 Eighth Avenue, 13th Floor, New York, NY  10011 as its agent for actions brought under United States Federal or state securities laws brought in any United States Federal or state court located in the Borough of Manhattan in The City of New York and agrees to submit to such jurisdiction.

5.  Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT

THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.  Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.  Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AT PLASTICS, INC.,

by
/s/ Authorized Signatory
Name:
Title:

ALBERTA AG - INDUSTRIES, LTD.,

by
/s/ Authorized Signatory
Name:
Title:

ACETEX CORPORATION,

by
/s/ Authorized Signatory
Name:
Title:

ACETEX B.V.,

by
/s/ Authorized Signatory
Name:
Title:

ACETEX L.L.C.,

by
/s/ Authorized Signatory
Name:
Title:

THE BANK OF NEW YORK, as Trustee,

by
/s/ Authorized Signatory
Name:
Title: